Exhibit 99.01

Combined Financial Statements
CenterPoint Energy Midstream Entities
Years Ended December 31, 2012, 2011, and 2010
And Independent Auditors' Report

TABLE OF CONTENTS

INDEPENDENT AUDITORS' REPORT	1
STATEMENTS OF COMBINED INCOME	2
STATEMENTS OF COMBINED COMPREHENSIVE INCOME	3
COMBINED BALANCE SHEETS	4
STATEMENTS OF COMBINED CASH FLOWS	5
STATEMENTS OF COMBINED PARENT NET EQUITY	6
NOTES TO COMBINED FINANCIAL STATEMENTS	7

i

Deloitte & Touche LLP
Suite 4500
1111 Bagby Street
Houston, TX 77002-2591
INDEPENDENT AUDITORS' REPORT	USA

To the Board of Directors of CenterPoint Energy, Inc. and Subsidiaries	Tel:	1+713 982 2000
	Fax:	1+713 982 2001
www.deloitte.com

We have audited the accompanying combined financial statements of CenterPoint Energy Field Services, LLC and related companies, which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related statements of combined income, comprehensive income, cash flows, and parent net equity for each of the three years in the period ended December 31, 2012, and the related notes to the combined financial statements. The combined financial statements include the accounts of CenterPoint Energy Field Services, LLC, CenterPoint Energy Gas Transmission Company, LLC, CenterPoint Energy - Mississippi River Transmission, LLC, CenterPoint Energy Southeastern Pipelines Holding, LLC and other CenterPoint Energy midstream subsidiaries (collectively the “CenterPoint Midstream Entities”). The CenterPoint Energy Midstream Entities are under common control and common management.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the companies' preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies' internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the CenterPoint Energy Midstream Entities as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter

As discussed in Note 1 to the combined financial statements, the combined financial statements have been prepared from the historical accounting records maintained by CenterPoint Energy, Inc. and its subsidiaries and may not necessarily be indicative of the financial position, results of operations and cash flows that would have existed had the CenterPoint Energy Midstream Entities operated as separate and unaffiliated companies for each of the three years in the period ended December 31, 2012. Our opinion is not modified with respect to this matter.

April 30, 2013

Member of
Deloitte Touche Tohmatsu Limited

CENTERPOINT ENERGY MIDSTREAM ENTITIES

STATEMENTS OF COMBINED INCOME

	Year Ended December 31,
	2010	2011	2012
	(In Thousands)
Revenues:
Revenues - external customers	$755,109	$793,971	$818,251
Revenues - affiliated companies	115,691	137,715	134,180
Total	870,800	931,686	952,431
Expenses:
Natural gas	95,681	99,573	127,782
Natural gas - affiliated companies	2,050	891	979
Operation and maintenance	232,564	262,618	267,099
Depreciation	77,252	91,187	106,198
Taxes other than income taxes	37,075	37,413	34,637
Total	444,622	491,682	536,695
Operating Income	426,178	440,004	415,736
Other Income (Expense):
Interest expense - affiliated companies	(82,682)	(89,850)	(84,969)
Equity in earnings of equity method affiliates	29,233	30,460	31,348
Interest income - affiliated companies	8,524	14,262	21,462
Step acquisition gain	—	—	135,608
Other, net	(2,085)	135	(604)
Total	(47,010)	(44,993)	102,845
Income Before Income Taxes	379,168	395,011	518,581
Income tax expense	155,221	162,570	202,884
Net Income	$223,947	$232,441	$315,697

See Notes to Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

STATEMENTS OF COMBINED COMPREHENSIVE INCOME

	Year Ended December 31,
	2010	2011	2012
	(In Thousands)
Net income	$223,947	$232,441	$315,697
Other comprehensive income (loss), net of tax:
Adjustment to pension and other postretirement plans (net of tax of ($662), $28 and $200)	781	(341)	(605)
Other comprehensive income (loss)	781	(341)	(605)
Comprehensive income	$224,728	$232,100	$315,092

See Notes to Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

COMBINED BALANCE SHEETS

	December 31,
	2011	2012
	(In Thousands)
ASSETS

Current Assets:
Accounts receivable	$62,829	$78,341
Accounts receivable - affiliated companies	26,514	25,396
Notes receivable - affiliated companies	401,868	478,427
Inventory	59,242	57,192
Taxes receivable	44,209	45,351
Deferred income tax assets	31,690	31,304
Prepaid expenses	1,604	2,379
Other current assets	18,258	20,640
Total current assets	646,214	739,030
Property, Plant and Equipment, Net	4,069,729	4,705,351
Other Assets:
Goodwill	604,770	629,101
Investment in equity method affiliates	472,339	404,575
Other	2,492	4,316
Total other assets	1,079,601	1,037,992
Total Assets	$5,795,544	$6,482,373

LIABILITIES AND PARENT NET EQUITY

Current Liabilities:
Accounts payable	$74,244	$83,116
Accounts payable - affiliated companies	31,404	28,333
Notes payable - affiliated companies	922,305	753,140
Taxes accrued	43,629	24,738
Customer deposits	1,479	1,421
Other	35,687	31,746
Total current liabilities	1,108,748	922,494
Other Liabilities:
Accumulated deferred income taxes, net	1,081,592	1,271,944
Notes payable - affiliated companies	645,912	1,008,633
Benefit obligations	20,441	21,498
Regulatory liabilities	16,345	15,931
Other	24,246	26,936
Total other liabilities	1,788,536	2,344,942

Commitments and Contingencies (Note 10)

Parent Net Equity
Parent net investment	2,904,038	3,221,320
Accumulated other comprehensive loss	(5,778)	(6,383)
Total Parent Net Equity	2,898,260	3,214,937
Total Liabilities And Parent Net Equity	$5,795,544	$6,482,373

See Notes to Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

STATEMENTS OF COMBINED CASH FLOWS

	Year Ended December 31,
	2010	2011	2012
	(In Thousands)
Cash Flows from Operating Activities:
Net income	$223,947	$232,441	$315,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	77,252	91,187	106,198
Deferred income taxes	183,515	176,282	195,543
Equity in earnings of equity method affiliates, net of distributions	12,663	7,707	8,208
Step acquisition gain	—	—	(135,608)
Changes in other assets and liabilities:
Accounts receivable and unbilled revenues, net	(53,825)	44,537	(8,810)
Accounts receivable, affiliates	(32,602)	28,081	1,118
Accounts payable, affiliates	17,256	(1,174)	(3,071)
Inventory	(20,389)	12,702	2,050
Taxes receivable	(37,617)	13,354	(1,142)
Accounts payable	(5,292)	6,870	(3,320)
Fuel cost recovery	(6,017)	4,322	97
Taxes accrued	6,502	21,280	(18,761)
Other current assets	(29,013)	10,076	(3,157)
Other current liabilities	965	(2,665)	(3,970)
Other assets	(1,168)	2,670	(402)
Other liabilities	(6,435)	18,560	(315)
Other, net	(21,866)	(4,675)	744
Net cash provided by operating activities	307,876	661,555	451,099
Cash Flows from Investing Activities
Capital expenditures, net of acquisitions	(722,533)	(346,255)	(201,554)
Acquisitions, net of cash	—	—	(360,529)
Increase in notes receivable from affiliates	(94,532)	(218,853)	(76,559)
Investment in equity method affiliates	(20,492)	(12,814)	(5,472)
Other, net	37,715	18,299	(1,033)
Net cash used in investing activities	(799,842)	(559,623)	(645,147)
Cash Flows from Financing Activities:
Increase (decrease) in short-term notes payable with affiliates, net	491,898	(102,286)	(169,165)
Proceeds from long-term notes payable with affiliates	—	—	362,721
Other, net	68	354	492
Net cash provided by (used in) financing activities	491,966	(101,932)	194,048
Net Decrease in Cash and Cash Equivalents	—	—	—
Cash and Cash Equivalents at Beginning of the Year	—	—	—
Cash and Cash Equivalents at End of the Year	$—	$—	$—
Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest, net of capitalized interest	$82,682	$89,850	$84,969
Income taxes (refunds)	25,672	(67,327)	25,794
Non-cash transactions:
Accounts payable related to capital expenditures	$77,949	$31,317	$36,807

See Notes to Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

STATEMENTS OF COMBINED PARENT NET EQUITY

	2010	2011	2012
	(In thousands)
Parent Net Investment
Balance, beginning of year	$2,447,918	$2,671,502	$2,904,038
Net income	223,947	232,441	315,697
Net transfers from parent	(363)	95	1,585
Balance, end of year	2,671,502	2,904,038	3,221,320
Accumulated Other Comprehensive Loss
Balance, beginning of year	(6,218)	(5,437)	(5,778)
Adjustment to pension and postretirement plans	781	(341)	(605)
Balance, end of year	(5,437)	(5,778)	(6,383)
Total Parent Net Equity	$2,666,065	$2,898,260	$3,214,937

See Notes to Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(1)    Background and Basis of Presentation

Background

On March 14, 2013, CenterPoint Energy, Inc. (and together with its subsidiaries, CenterPoint Energy) entered into a Master Formation Agreement (MFA) with OGE Energy Corp. (OGE) and affiliates of ArcLight Capital Partners, LLC (ArcLight), pursuant to which CenterPoint, OGE and ArcLight agreed to form a midstream partnership (the Midstream Partnership) that will initially operate as a private limited partnership. The transaction is expected to close in the second quarter of 2013. Pursuant to the MFA, CenterPoint Energy Resources Corp. (CERC) will convert its direct wholly owned subsidiary, CenterPoint Energy Field Services, LLC, a Delaware limited liability company (CEFS), into a Delaware limited partnership that will become the Midstream Partnership. CERC will contribute to the Midstream Partnership its equity interests in each of CenterPoint Energy Gas Transmission Company, LLC (CEGT), CenterPoint Energy - Mississippi River Transmission, LLC (MRT), and certain of its other midstream subsidiaries (Other CenterPoint Midstream Subsidiaries) and, subject to certain approvals, its interests in Southeast Supply Header, LLC (SESH, collectively with CEFS, CEGT, MRT and the other CenterPoint Energy Midstream Subsidiaries and each of their respective subsidiaries, the “CenterPoint Energy Midstream Entities” or “CenterPoint Midstream”). OGE and ArcLight will contribute 100% of the equity interests in a newly formed entity that will own 100% interest in Enogex LLC, to the Midstream Partnership. The Midstream Partnership will be equally controlled by CenterPoint Energy and a subsidiary of OGE.

These combined financial statements of the CenterPoint Energy Midstream Entities are prepared in connection with the proposed Midstream Partnership discussed above and consist of the entities comprising CenterPoint Energy's Pipelines and Field Services reportable business segments that CenterPoint Energy will contribute to the Midstream Partnership. CenterPoint Energy owns other assets and entities that are not historically included in CenterPoint Energy's Pipelines and Field Services reportable segments and are not subject to the MFA and, therefore, are not included in these combined financial statements.

Through its operating units, CenterPoint Midstream is engaged in the business of gathering, processing, transporting and storing natural gas. The principal business entities included in the historical combined financial statements of CenterPoint Midstream are: CEFS, CEGT, MRT, and CenterPoint Energy Southeastern Pipelines Holding, LLC (SEPH), which owns a 50% investment in SESH. The following is a brief description of the operations of each business comprising CenterPoint Midstream:

•
CEFS owns and operates 3,700 miles of gathering pipelines and processing plants that collect natural gas from approximately 140 separate systems located in major producing fields in Arkansas, Louisiana, Oklahoma and Texas. CenterPoint Energy Gas Processing, Inc., a wholly owned subsidiary of CEFS, owns and operates Waskom Gas Processing Company, which owns a natural gas processing plant engaged in the processing and marketing of natural gas and natural gas liquids, predominantly in Texas and northwest Louisiana. Prior to the acquisition of an additional 50% interest in Waskom Gas Processing Company in July 2012, CenterPoint Midstream owned a 50% equity interest in Waskom Gas Processing Company and accounted for its investment using the equity method of accounting.

•	CEGT owns and operates an interstate gas transmission and storage pipeline system located in the states of Arkansas, Kansas, Louisiana, Oklahoma, Mississippi, Missouri, Tennessee and Texas.

•	MRT owns and operates an interstate gas transmission and storage pipeline system located in the states of Arkansas, Illinois, Louisiana, Missouri and Texas.

•
SEPH owns a 50% investment in SESH, which owns and operates a natural gas transmission pipeline. The pipeline extends from the Perryville Hub in northeastern Louisiana to Alabama. SESH interconnects with 14 major north-south pipelines and three high deliverability storage facilities. CenterPoint Midstream accounts for this investment using the equity method.

Basis for Presentation

These combined financial statements and related notes of CenterPoint Midstream have been prepared in accordance with accounting principles generally accepted in the United States on the basis of CenterPoint Energy's historical ownership percentages of the entities. These combined financial statements have been prepared from the historical accounting records maintained by CenterPoint Energy and may not necessarily be indicative of the condition that would have existed or the results of operations if CenterPoint Midstream had been operated as a separate and unaffiliated entity. All of CenterPoint Midstream's combined entities were under common control and management for the periods presented, and all intercompany transactions and balances are eliminated in combination. CenterPoint Midstream uses the equity method of accounting for investments in entities in which CenterPoint Midstream has an ownership interest between 20% and 50% and exercises significant influence.

CenterPoint Midstream receives services and support functions from CenterPoint Energy. CenterPoint Midstream's operations are dependent on CenterPoint Energy's ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics. The cost of these services has been charged directly to CenterPoint Midstream using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment and proportionate corporate formulas based on operating expenses, assets, gross margin, employees and a composite of assets, gross margin and employees. These charges are not necessarily indicative of what would have been incurred had CenterPoint Midstream not been an affiliate. For additional disclosures of transactions between CenterPoint Midstream and related parties, see Note 8.

CenterPoint Energy has provided the necessary capital to finance CenterPoint Midstream's operations. Net parent investment on the combined balance sheet represents the amount of capital investments made by CenterPoint Energy in CenterPoint Midstream and CenterPoint Midstream's accumulated net earnings after taxes.

The combined financial statements and the related financial statement disclosures reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods.

For a description of CenterPoint Midstream's reportable business segments, see Note 12.

(2)    Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Revenues

CenterPoint Midstream's Interstate Pipelines and Field Services business segments record revenues as transportation and processing services are provided.

(c) Long-Lived Assets and Intangibles

CenterPoint Midstream records property, plant and equipment at historical cost. CenterPoint Midstream expenses repair and maintenance costs as incurred.

CenterPoint Midstream periodically evaluates long-lived assets, including property, plant and equipment, and specifically identifiable intangibles other than goodwill, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets.

(d) Goodwill

CenterPoint Midstream performs its goodwill impairment tests at least annually and evaluates goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. The impairment evaluation for goodwill is performed by using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. The estimated fair value of the reporting unit is generally determined on the basis of discounted cash flows. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit's goodwill is determined by allocating the reporting unit's fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference.

(e) Regulatory Assets and Liabilities

CenterPoint Midstream applies the guidance for accounting for regulated operations to portions of the Interstate Pipelines business segment. CenterPoint Midstream's rate-regulated businesses recognize removal costs as a component of depreciation expense in accordance with regulatory treatment. As of December 31, 2011 and 2012, these removal costs of $16.3 million and $15.9 million, respectively, are classified as regulatory liabilities in the Combined Balance Sheets.

(f) Depreciation Expense

Depreciation is computed using the straight-line method based on economic lives or a regulatory-mandated recovery period.

(g) Capitalization of Interest and Allowance for Funds Used During Construction

Allowance for funds used during construction (AFUDC) represents the approximate net composite interest cost of borrowed funds and a reasonable return on the equity funds used for construction. Although AFUDC increases both utility plant and earnings, it is realized in cash when the assets are included in rates for combined entities that apply guidance for accounting for regulated operations. Interest and AFUDC are capitalized as a component of projects under construction and will be amortized over the assets' estimated useful lives. During 2010, 2011 and 2012, CenterPoint Midstream capitalized interest and AFUDC of $6.5 million, $-0- and $1.8 million, respectively.

(h) Income Taxes

CenterPoint Midstream is included in the consolidated income tax returns of CenterPoint Energy. CenterPoint Midstream calculates its income tax provision on a separate return basis under a tax sharing agreement with CenterPoint Energy. CenterPoint Midstream uses the asset and liability method of accounting for deferred income taxes in accordance with accounting guidance for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established against deferred tax assets for which management believes realization is not considered more likely than not. Current federal and certain state income taxes are payable to or receivable from CenterPoint Energy. CenterPoint Midstream recognizes interest and penalties as a component of income tax expense. For more information, see Note 9 to the combined financial statements.

(i) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. It is the policy of management to review the outstanding accounts receivable monthly, as well as the bad debt write-offs experienced in the past, and based on this review, has determined that no allowance for doubtful accounts was required for both December 31, 2011 and 2012.

(j) Inventory

Inventory consists principally of materials and supplies, which are valued at the lower of average cost or market. Materials and supplies are recorded to inventory when purchased and subsequently charged to expense or capitalized to plant when installed.

(k) Derivative Instruments

CenterPoint Midstream is exposed to various market risks. These risks arise from transactions entered into in the normal course of business. At times, CenterPoint Midstream utilizes derivative instruments such as physical forward contracts to mitigate the impact of changes in commodity prices on its operating results and cash flows. Such derivatives are recognized in CenterPoint Midstream's Combined Balance Sheets at their fair value unless CenterPoint Midstream elects the normal purchase and sales exemption for qualified physical transactions. A derivative may be designated as a normal purchase or normal sale if the intent is to physically receive or deliver the product for use or sale in the normal course of business. All outstanding derivative instruments are designated as normal purchase or normal sale during the periods presented.

CenterPoint Midstream's policies prohibit the use of leveraged financial instruments. A leveraged financial instrument, for this purpose, is a transaction involving a derivative whose financial impact will be based on an amount other than the notional amount or volume of the instrument.

(l) Fair Value Measurements

CenterPoint Midstream determines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, CenterPoint Midstream utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy included in current accounting guidance. CenterPoint Midstream generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.

(m) Environmental Costs

CenterPoint Midstream expenses or capitalizes environmental expenditures, as appropriate, depending on their future economic benefit. CenterPoint Midstream expenses amounts that relate to an existing condition caused by past operations that do not have future economic benefit. CenterPoint Midstream records undiscounted liabilities related to these future costs when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated. There are no material amounts accrued at December 31, 2011 or 2012.

(n) Cash and Cash Equivalents

CenterPoint Midstream considers cash equivalents to be short-term, highly liquid investments with maturities of three months or less from the date of purchase. There were no cash equivalents at December 31, 2011 and 2012, respectively.

(o) New Accounting Pronouncements

Management believes that recently issued standards, which are not yet effective, will not have a material impact on CenterPoint Midstream's combined financial position, results of operations or cash flows upon adoption.

(3)    Property, Plant and Equipment

Property, plant and equipment includes the following:

	Weighted
	Average Useful
	Lives	December 31,
	(Years)	2011	2012
		(In thousands)
Interstate Pipelines	56	$2,687,025	$2,816,209
Field Services Gathering Systems	42	1,754,366	2,359,331
Total		4,441,391	5,175,540
Accumulated depreciation:
Interstate Pipelines		299,208	352,203
Field Services Gathering Systems		72,454	117,986
Total accumulated depreciation		371,662	470,189
Property, plant and equipment, net		$4,069,729	$4,705,351

(4)    Goodwill

CenterPoint Midstream determined that its reporting units consist of its reportable segments. Goodwill by reportable business segment is as follows (in thousands):

	December 31, 2011	Acquisition	December 31, 2012
Interstate Pipelines	$578,879	$—	$578,879
Field Services	25,891	24,331	50,222
Total	$604,770	$24,331	$629,101

CenterPoint Midstream performed its annual impairment test in the third quarter of 2010, 2011 and 2012 and determined that no impairment charge for goodwill was required for the periods presented.

(5)    Employee Benefit Plans

Pension Plans

Substantially all of CenterPoint Midstream's employees participate in CenterPoint Energy's qualified non- contributory pension plan. Under the cash balance formula, participants accumulate a retirement benefit based upon 5% of eligible earnings.

CenterPoint Energy's funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. Pension expense is allocated to CenterPoint Midstream based on covered employees. This calculation is intended to allocate pension costs in the same manner as a separate employer plan. Assets of the plan are not segregated or restricted by CenterPoint Energy's participating subsidiaries. CenterPoint Midstream recognized pension expense of $7,866,000, $7,520,000 and $7,911,000 for the years ended December 31, 2010, 2011 and 2012, respectively.

In addition to the plan, CenterPoint Midstream participates in CenterPoint Energy's non-qualified benefit restoration plan, which allows participants to retain the benefits to which they would have been entitled under the qualified pension plan except for federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. CenterPoint Midstream recognized pension expense of $207,000, $226,000 and $79,000 for the years ended December 31, 2010, 2011 and 2012, respectively.

Related to CenterPoint Energy's qualified and non-qualified pension plans described above, as of December 31, 2011 and 2012, CenterPoint Energy has a benefit obligation of $2,085 million and $2,316 million, respectively, fair value of plan assets of $1,506 million and $1,698 million, respectively, and net unfunded benefit liabilities of $579 million and $618 million, respectively. These plans are considered single employer plans, and as such, the assets are not allocated to CenterPoint Midstream. The portion of CenterPoint Energy's benefit obligation related to employees who perform services for CenterPoint Midstream was $189 million and $214 million as of December 31, 2011 and 2012, respectively.

Savings Plan

CenterPoint Midstream participates in CenterPoint Energy's qualified savings plan, which includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the plan, participating employees may contribute a portion of their compensation, on a pre-tax or after-tax basis, generally up to a maximum of 50% of compensation. CenterPoint Midstream matches 100% of the first 6% of each employee's compensation contributed. The matching contributions are fully vested at all times. CenterPoint Energy allocates to CenterPoint Midstream the savings plan benefit expense related to CenterPoint Midstream's employees. Savings plan benefit expense was $4,334,000, $4,710,000 and $5,078,000 for the years ended December 31, 2010, 2011 and 2012, respectively.

Postretirement Benefits

CenterPoint Midstream's employees participate in CenterPoint Energy's plans which provide certain healthcare and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective in early 1999, healthcare benefits for future retirees were changed to limit employer contributions for medical coverage. Such benefit costs are accrued over the active service period of employees. CenterPoint Midstream is required to fund a portion of its obligations in accordance with rate orders. All other obligations are funded on a pay-as-you-go basis.

The net postretirement benefit cost includes the following components:

	Year Ended December 31,
	2010	2011	2012
		(In thousands)
Service cost - benefits earned during the period	$142	$131	$153
Interest cost on accumulated benefit obligation	1,366	1,124	1,054
Expected return on plan assets	(325)	(338)	(245)
Amortization of prior service cost	283	283	293
Amortization of net loss	—	475	630
One-time expense	—	40	43
Net postretirement benefit cost	$1,466	$1,715	$1,928

CenterPoint Midstream used the following assumptions to determine net postretirement benefit costs:

	Year Ended December 31,
	2010	2011	2012
Discount rate	5.70%	5.20%	4.80%
Expected return on plan assets	6.00%	6.00%	4.00%

In determining net periodic benefits cost, CenterPoint Midstream uses fair value, as of the beginning of the year, as its basis for determining expected return on plan assets.

Following are reconciliations of CenterPoint Midstream's beginning and ending balances of its postretirement benefit plan's benefit obligation, plan assets and funded status for 2011 and 2012. The measurement dates for plan assets and obligations were December 31, 2011 and 2012.

	December 31,
	2011	2012
	(In thousands, except
	actuarial assumptions)
Change in Benefit Obligation
Accumulated benefit obligation, beginning of year	$22,481	$22,886
Service cost	131	153
Interest cost	1,124	1,054
Benefits paid	(2,419)	(2,287)
Participant contributions	370	345
Medicare subsidy reimbursements	340	331
Early retiree reinsurance program reimbursement	141	—
One-time expense	40	43
Actuarial loss	678	2,773
Accumulated benefit obligation, end of year	$22,886	$25,298
Change in Plan Assets
Plan assets, beginning of year	$5,726	$6,224
Benefits paid	(2,419)	(2,287)
Employer contributions	2,113	2,137
Participant contributions	370	345
Actual investment return	434	486
Plan assets, end of year	$6,224	$6,905
Amounts Recognized in Balance Sheets
Current liabilities-other	$(1,021)	$(998)
Other liabilities-benefit obligations	$(15,641)	$(17,395)
Net liability, end of year	$(16,662)	$(18,393)
Actuarial Assumptions
Discount rate	4.80%	3.90%
Expected long-term return on assets	4.00%	4.00%
Healthcare cost trend rate assumed for the next year	8.00%	9.00%
Prescription cost trend rate assumed for next year	8.00%	9.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.50%	5.50%
Year that the healthcare rate reaches the ultimate trend rate	2017	2017
Year that the prescription drug rate reaches the ultimate trend rate	2017	2017

The discount rate assumption was determined by matching the accrued cash flows of CenterPoint Energy's plans against a hypothetical yield curve of high-quality corporate bonds represented by a series of annualized individual discount rates from one-half to 99 years.

The expected rate of return assumption was developed by a weighted-average return analysis of the targeted asset allocation of CenterPoint Energy's plans and the expected real return for each asset class, based on the long-term capital market assumptions, adjusted for investment fees and diversification effects, in addition to expected inflation. For measurement purposes, healthcare and prescription costs are assumed to increase to 9.00% during 2013, after which this rate decreases until reaching the ultimate trend rate of 5.50% in 2017.

Amounts recognized in accumulated other comprehensive loss consist of the following:

	December 31,
	2011	2012
	(In thousands)
Unrecognized actuarial loss	$11,802	$13,704
Unrecognized prior service cost	750	457
	12,552	14,161
Less: deferred tax benefit (1)	(6,774)	(7,778)
Net amount recognized in accumulated other comprehensive loss	$5,778	$6,383

(1) CenterPoint Midstream's postretirement benefit obligation is reduced by the impact of previously non- taxable government subsidies under the Medicare Prescription Drug Act. Because the subsidies were non- taxable, the temporary difference used in measuring the deferred tax impact was determined on the unrecognized losses excluding such subsidies.

The total expense recognized in net periodic costs and other comprehensive income for postretirement benefits were:

	Year Ended December 31,
	2010	2011	2012
		(In thousands)
Net postretirement benefit cost	$1,466	$1,715	$1,928
Changes in other comprehensive income:
Net actuarial loss	(887)	108	1,902
Amortization of prior service cost	(283)	(284)	(293)
Total changes in other comprehensive income	(1,170)	(176)	1,609
Total net periodic costs and other comprehensive income	$296	$1,539	$3,537

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost during 2013 are as follows:

Postretirement Benefits
(In thousands)
Unrecognized actuarial loss	$778
Unrecognized prior service cost	206
Amounts in other comprehensive income to be recognized as a net periodic cost in 2013	$984

Assumed healthcare cost trend rates have a significant effect on the reported amounts for CenterPoint Midstream's postretirement benefit plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In thousands)
Effect on the postretirement benefit obligation	$838	$(754)
Effect on the total of service and interest cost	30	(27)

In managing the investments associated with the postretirement benefit plan, CenterPoint Midstream's objective is to preserve and enhance the value of plan assets while maintaining an acceptable level of volatility. These objectives are expected to be achieved through an investment strategy, which manages liquidity requirements while maintaining a long-term horizon in making investment decisions, and efficient and effective management of plan assets.

As part of the investment strategy discussed above, CenterPoint Midstream has adopted and maintains the following asset allocation ranges for its postretirement benefit plan:

Domestic equity	15-25%
Fixed income	75-85%
Cash	0-2%

The fair values of CenterPoint Midstream's postretirement plan assets at December 31, 2011 and 2012, by asset category are as follows:

	Fair Value Measurements at December 31, 2011
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Mutual funds (1)	$6,224	$6,224	$—	$—
Total	$6,224	$6,224	$—	$—
(1) 78% of the amount invested in mutual funds is in fixed income securities and 22% is in domestic equities.

	Fair Value Measurements at December 31, 2012
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Mutual funds (2)	$6,905	$6,905	$—	$—
Total	$6,905	$6,905	$—	$—
(2) 77% of the amount invested in mutual funds is in fixed income securities and 23% is in domestic equities.

CenterPoint Midstream expects to contribute $1,648,000 to its postretirement benefits plan in 2013.

The following benefit payments and Medicare subsidy receipts are expected from the postretirement benefit plan:

	Postretirement Benefit Plan
	Benefit Payments	Medicare Subsidy Receipts
	(In thousands)
2013	$2,126	$(330)
2014	2,219	(359)
2015	2,286	(393)
2016	2,341	(423)
2017	2,382	(454)
2018-2022	12,346	(2,888)

Postemployment Benefits

CenterPoint Midstream participates in CenterPoint Energy's plan which provides postemployment benefits for former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily healthcare and life insurance benefits for participants in the long-term disability plan). CenterPoint Midstream recorded postemployment income of $275,000, expense of $348,000 and expense of $147,000 for the years ended December 31, 2010, 2011 and 2012, respectively. Included in “Benefit Obligations” in the accompanying Combined Balance Sheets at December 31, 2011 and 2012, was $1,705,000 and $1,438,000, respectively, related to postemployment benefits.

Other Non-Qualified Plans

CenterPoint Midstream participates in CenterPoint Energy's deferred compensation plans that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon termination, retirement or death. Benefit payments are made from the general assets of CenterPoint Midstream. During 2010, 2011 and 2012, the benefits expenses relating to these programs were $147,000, $135,000 and $245,000, respectively. Included in “Benefit Obligations” in the accompanying Combined Balance Sheets at December 31, 2011 and 2012, was $1,762,000 and $1,437,000, respectively, relating to deferred compensation plans.

(6)    Investments in Equity Method Affiliates

CenterPoint Midstream's investments in equity method affiliates include a 50% ownership interest in Southeast Supply Header, LLC (SESH) which owns and operates a 270-mile interstate natural gas pipeline.

Prior to July 2012, CenterPoint Midstream owned a 50% interest in Waskom Gas Processing Company (Waskom), a Texas general partnership, which owns and operates a natural gas processing plant and accounted for its investment in Waskom using the equity method of accounting. During 2010, CenterPoint Midstream made an additional investment of $20 million in Waskom.

On July 31, 2012, CenterPoint Midstream purchased the 50% interest that it did not already own in Waskom, as well as other gathering and related assets from a third-party for approximately $273 million in cash. The amount of the purchase price allocated to the acquisition of the 50% interest in Waskom was approximately $201 million, with the remaining purchase price allocated to the other gathering assets. The $273 million purchase price was allocated to the fair value of assets received as follows: $253 million to property, plant and equipment; $16 million to goodwill; and the remaining balance to other assets and liabilities. The original 50% interest held by CenterPoint Midstream in Waskom had a fair value of approximately $201 million prior to its acquisition of the additional 50% interest in Waskom, based on a discounted cash flow methodology (a level 3 valuation technique for which the key inputs are the discount rate and operating cash flow projections). The purchase of the additional 50% interest in Waskom was determined to be a business combination achieved in stages, and as such CenterPoint Midstream recorded a pre-tax gain of approximately $136 million and goodwill of $8 million on July 31, 2012, which is the result of CenterPoint Midstream remeasuring its original 50% interest in Waskom to fair value. As a result of the purchase, CenterPoint Midstream consolidated its wholly owned investment in Waskom beginning on July 31, 2012, which included goodwill totaling $24 million, consisting of $17 million related to Waskom (including the re- measurement of its existing 50% interest) and $7 million related to the other gathering and related assets.

Investment in Equity Method Affiliates:

	December 31,
	2011	2012
	(In thousands)
Waskom	$63,039	$—
SESH	409,300	403,825
Other	—	750
Total	$472,339	$404,575

Equity in Earnings of Equity Method Affiliates:

	Year Ended December 31,
	2010	2011	2012
		(In thousands)
Waskom	$9,802	$9,654	$5,322
SESH	19,431	20,806	26,026
Total	$29,233	$30,460	$31,348
(1) On July 31, 2012, Waskom became a wholly owned subsidiary of the combined CenterPoint Midstream entity. Beginning on August 1, 2012, Waskom's operating results are combined in the Statement of Combined Income.

Summarized financial information of Waskom is presented below:

December 31,
2011
(In thousands)
Balance Sheets:
Current assets	$15,751
Property, plant and equipment, net	123,689
Other non-current assets	250
Total assets	$139,690

Current liabilities	$14,706
Non-current liabilities	795
Partner's equity	124,189
Total liabilities and member's equity	$139,690

Reconciliation:
Investment in Waskom	$63,039
Less: Purchase price adjustment	(944)
CenterPoint Midstream's share of member's equity	$62,095

	Year Ended December 31,
	2010	2011	2012(1)
		(In thousands)
Income Statements:
Revenues	$121,046	$129,146	$77,273
Operating income	19,756	19,671	10,700
Net income	19,756	19,460	10,758

Reconciliation:
Equity in earnings of Waskom	$9,802	$9,654	$5,322
Amortization of purchase price adjustment	76	76	57
CenterPoint Midstream's share of member's equity	$9,878	$9,730	$5,379
(1) Reflects Waskom's income statement through July 31, 2012, the date Waskom became a wholly owned subsidiary of the combined CenterPoint Midstream entity. Beginning on August 1, 2012, Waskom's operating results are combined in the Statement of Combined Income.

Summarized financial information of SESH is presented below:

	December 31,
	2011	2012
	(In thousands)
Balance Sheets:
Current assets	$38,730	$50,680
Property, plant and equipment, net	1,161,541	1,147,546
Other non-current assets	1,620	1,002
Total assets	$1,201,891	$1,199,228

Current liabilities	$13,160	$19,542
Non-current liabilities	374,896	376,715
Member's equity	813,835	802,971
Total liabilities and member's equity	$1,201,891	$1,199,228

Reconciliation:
Investment in SESH	$409,300	$403,825
Less: Capitalized interest on investment in SESH	(2,382)	$(2,340)
CenterPoint Midstream's share of member's equity	$406,918	$401,485

	Year Ended December 31,
	2010	2011	2012
		(In thousands)
Income Statements:
Revenues	$96,403	$100,028	$110,069
Operating income	57,544	60,757	71,095
Net income	38,946	41,697	52,136

Reconciliation:
Equity in earnings of SESH	$19,431	$20,806	$26,026
Amortization of capitalized interest	42	42	42
CenterPoint Midstream's share of member's equity	$19,473	$20,848	$26,068

(7)    Short-term and Long-term Notes Payable to Affiliates

CenterPoint Midstream has outstanding short-term and long-term notes payable to affiliates of CenterPoint Energy as presented below:

	December 31, 2011		December 31, 2012
	Long-Term	Current	Long-Term	Current
	(in thousands)
Short-term notes payable - affiliated companies:
Notes payable - affiliated companies (1)	$—	$922,305	$—	$753,140

Long-term notes payable affiliated companies:
Notes payable - affiliated companies (2)	$—	$—	$362,721	$—
Notes payable - affiliated companies (3)	645,912	—	645,912	—
Total long-term notes payable - affiliated	$645,912	$—	$1,008,633	$—
(1) These notes are payable on demand to CenterPoint Energy and may be prepaid in full at any time without premium or penalty. Substantially all of these notes represent CenterPoint Midstream's money pool borrowings. At December 31, 2011 and December 31, 2012, CenterPoint Midstream's money pool borrowings had interest rates of 4.666% and 4.869%, respectively. See Note 8 for further discussion.

(2) These notes are payable to CenterPoint Energy and mature in 2017. Notes having an aggregate principal amount of approximately $273 million bear a fixed interest rate of 2.10% and notes having an aggregate principal amount of approximately $89 million bear a fixed interest rate of 2.45%.

(3) These notes are payable to CenterPoint Energy, bear a fixed interest rate of 6.30% and mature in 2036.

(8)    Related Party Transactions

The related party transactions with CenterPoint Energy and its affiliates are described below. See Note 7 for a description of the short-term and long-term notes payable to affiliates and the related affiliated interest expense.

Affiliated revenues and affiliated natural gas sales are comprised of gas transportation and processing revenues and sales of natural gas to CenterPoint Energy, respectively.

As discussed in Note 1, CenterPoint Energy provides corporate services such as management, administration, accounting, legal and other services to CenterPoint Midstream. Amounts charged to CenterPoint Midstream by CenterPoint Energy for corporate services were $33.2 million, $37.4 million and $38.5 million for 2010, 2011 and 2012, respectively, and are included primarily in operation and maintenance in the Combined Income Statements. The cost of these services has been charged directly to CenterPoint Midstream using methods that management believes are reasonable. Refer to Note 1 for a description of the allocation methods.

CenterPoint Midstream participates in a “money pool” through which it can borrow or invest with CenterPoint Energy on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. CenterPoint Midstream's money pool borrowings and investments are reflected in notes payable - affiliated companies and notes receivable - affiliated companies, respectively, in the Combined Balance Sheets. The notes receivable - affiliated companies include $361.8 million and $434.0 million investments in the money pool as of December 31, 2011 and December 31, 2012, respectively. As of December 31, 2011 and December 31, 2012, money pool investments had an interest rate of 4.666% and 4.869%, respectively.

Notes receivable - affiliated companies also includes other notes receivable of $40.1 million and $44.4 million as of December 31, 2011 and December 2012. Such notes had an interest rate of 3.25% at December 31, 2011 and December 31, 2012.

(9)    Income Taxes

The components of CenterPoint Midstream's income tax expense were as follows:

	Year Ended December 31,
	2010	2011	2012
		(In thousands)
Current income tax expense (benefit):
Federal	$(36,731)	$(20,518)	$6,542
State	8,437	6,806	799
Total current expense (benefit)	(28,294)	(13,712)	7,341
Deferred income tax expense (benefit):
Federal	163,871	146,146	163,918
State	19,644	30,136	31,625
Total deferred expense	183,515	176,282	195,543
Total income tax expense	$155,221	$162,570	$202,884

A reconciliation of the expected federal income tax expense using the federal statutory income tax rate to the actual income tax expense and resulting effective income tax rate is as follows:

	Year Ended December 31,
	2010	2011	2012
		(In thousands)
Income before income taxes	$379,168	$395,011	$518,581
Federal statutory rate	35%	35%	35%
Expected federal income tax expense	132,709	138,254	181,503
Increase in tax expense resulting from:
State income taxes, net of federal income tax	18,253	24,012	21,076
Tax law change in deductibility of retiree health care costs	3,838	—	—
Other, net	421	304	305
Total	22,512	24,316	21,381
Total income tax expense	$155,221	$162,570	$202,884
Effective tax rate	40.9%	41.2%	39.1%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities were as follows:

	December 31,
	2011	2012
	(In thousands)
Deferred tax assets:
Current:
Deferred gas costs	$30,070	$29,158
Other	1,620	2,146
Total current deferred tax assets	31,690	31,304
Non-current:
Employee benefits	10,325	10,741
Net operating loss carryforwards	59,091	8,032
Regulatory liabilities	6	7
Other	9,308	7,036
Total non-current deferred tax assets	78,730	25,816
Total deferred tax assets	110,420	57,120
Deferred tax liabilities:
Non-current:
Depreciation	1,083,868	1,219,311
Other	76,454	78,449
Total non-current deferred tax liabilities	1,160,322	1,297,760
Accumulated deferred income taxes, net	$1,049,902	$1,240,640

CenterPoint Midstream is included in the consolidated income tax returns of CenterPoint Energy. CenterPoint Midstream calculates its income tax provision on a separate return basis under a tax sharing agreement with CenterPoint Energy.

Tax Attribute Carryforwards and Valuation Allowance. At December 31, 2012, CenterPoint Midstream has approximately $5 million of federal net operating loss carryforwards which begin to expire in 2031 and $120 million of state net operating loss carryforwards which expire in various years between 2013 and 2032. CenterPoint Midstream expects to realize the benefit of its deferred tax assets before they expire so there is no valuation allowance at December 31, 2012.

Uncertain Income Tax Positions. The following table reconciles the beginning and ending balance of CenterPoint Midstream's unrecognized tax benefits:

	December 31,
	2010	2011	2012
		(In thousands)
Balance, beginning of year	$4,483	$4,655	$3,440
Tax Positions related to prior years:
Additions	172	—	—
Reductions	—	(1,215)	(3,440)
Balance, end of year	$4,655	$3,440	$—

CenterPoint Midstream's unrecognized tax benefits on uncertain tax positions would not affect the effective income tax rate if they were recognized. CenterPoint Midstream recognizes interest and penalties as a component of income tax expense. There was no unrecognized tax benefit as of December 31, 2012. CenterPoint Midstream recognized approximately $205,000 of income tax expense, $196,000 of income tax expense and $536,000 of interest benefit related to CenterPoint Midstream's interest on uncertain income tax positions during 2010, 2011 and 2012, respectively. CenterPoint Midstream accrued approximately $536,000 of interest on uncertain income tax positions related to CenterPoint Midstream at December 31, 2011 and none at December 31, 2012.

Tax Audits and Settlements. CenterPoint Energy's consolidated federal income tax returns have been audited by the IRS and settled through the 2009 tax year. CenterPoint Energy has filed claims for income tax refunds that are pending review by the IRS for tax years 2002, 2003 and 2004. CenterPoint Energy is currently under examination by the IRS for tax years 2010 and 2011. CenterPoint Midstream has considered the effects of these examinations in its accrual for settled issues and liability for uncertain income tax positions as of December 31, 2012.

(10)    Commitments and Contingencies

(a) Lease Commitments

The following table sets forth information concerning CenterPoint Midstream's obligations under non-cancelable long-term operating leases at December 31, 2012, which primarily consist of rental agreements for building space, data processing equipment, compression equipment and rights of way (in thousands):

2013	$2,831
2014	2,252
2015	1,518
2016	1,260
2017	986
2018 and beyond	3,883
Total	$12,730

Total rental expense for all operating leases was $61.2 million, $25.6 million and $12.3 million in 2010, 2011 and 2012, respectively.

(b) Long-Term Gas Gathering and Treating Agreements.

CEFS has entered into long-term agreements with an indirect wholly-owned subsidiary of Encana Corporation (Encana) and an indirect wholly-owned subsidiary of Royal Dutch Shell plc (Shell) to provide gathering and treating services for their natural gas production from certain Haynesville Shale and Bossier Shale formations in Texas and Louisiana.

Under the long-term agreements, Encana or Shell may elect to require CEFS to expand the capacity of its gathering systems by up to an additional 1.3 Bcf per day. CEFS estimates that the cost to expand the capacity of its gathering systems by an additional 1.3 Bcf per day would be as much as $440 million. Encana and Shell would provide incremental volume commitments in connection with an election to expand system capacity.

(c) Legal, Environmental and Other Matters

Legal Matters

Natural Gas Measurement Lawsuits. Certain of CenterPoint Midstream's combined entities are defendants in two mismeasurement lawsuits brought against approximately 245 pipeline companies and their affiliates pending in state court in Stevens County, Kansas. In one case (originally filed in May 1999 and amended four times), the plaintiffs purport to represent a class of royalty owners who allege that the defendants have engaged in systematic mismeasurement of the volume of natural gas for more than 25 years. The plaintiffs amended their petition in this suit in July 2003 in response to an order from the judge denying certification of the plaintiffs' alleged class. In the amendment, the plaintiffs dismissed their claims against certain defendants (including two CenterPoint Midstream combined entities), limited the scope of the class of plaintiffs they purport to represent and eliminated previously asserted claims based on mismeasurement of the Btu content of the gas. The same plaintiffs then filed a second lawsuit, again as representatives of a putative class of royalty owners in which they assert their claims that the defendants have engaged in systematic mismeasurement of the Btu content of natural gas for more than 25 years. In both lawsuits, the plaintiffs seek compensatory damages, along with statutory penalties, treble damages, interest, costs and fees. In September 2009, the district court in Stevens County, Kansas, denied plaintiffs' request for class certification of their case and, in March 2010, denied the plaintiffs' request for reconsideration of that order. The district court subsequently signed an order dismissing without prejudice certain defendants from both lawsuits, including the remaining CenterPoint Energy defendants.

Other Proceedings

CenterPoint Midstream is involved in other legal, environmental, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. Some of these proceedings involve substantial amounts. CenterPoint Midstream regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. CenterPoint Midstream does not expect the disposition of these matters to have a material adverse effect on its financial condition, results of operations or cash flows.

(11)    Fair Value Measurements

Certain assets and liabilities are recorded at fair value in the Combined Balance Sheets and are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined below and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities are as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2: Inputs, other than quoted prices included in Level 1, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability. Fair value assets and liabilities that are generally included in this category are derivatives with fair values based on inputs from actively quoted markets.

Level 3: Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Unobservable inputs reflect CenterPoint Midstream's judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. CenterPoint Midstream develops these inputs based on the best information available, including CenterPoint Midstream's own data. A market approach is utilized to value CenterPoint Midstream's Level 3 assets or liabilities.

Estimated Fair Value of Financial Instruments

The fair values of all accounts receivable, notes receivable, accounts payable and current notes payable, are estimated to be approximately equivalent to carrying amounts and have been excluded from the table below. The fair value of each debt instrument is determined by evaluating CenterPoint Midstream's borrowing rates for debt instruments with comparable maturities (level 3 inputs).

	December 31, 2011		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)

Long term notes payable - affiliated	$645,912	$817,295	$1,008,633	$1,231,630

Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). At December 31, 2011 and 2012, no material fair value adjustments or fair value measurements were required for these non-financial assets or liabilities.

(12)    Reportable Business Segments

CenterPoint Midstream's determination of reportable business segments considers the strategic operating units under which CenterPoint Energy manages sales, allocates resources and assesses performance of various products and services to wholesale or retail customers in differing regulatory environments. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies except that some executive benefit costs have not been allocated to business segments. CenterPoint Midstream uses operating income as the measure of profit or loss for its business segments.

CenterPoint Midstream's reportable business segments include Interstate Pipelines and Field Services. The Interstate Pipelines business segment includes the interstate natural gas pipeline operations. The Field Services business segment includes the non-rate regulated natural gas gathering, processing and treating operations.

Long-lived assets include net property, plant and equipment, net goodwill and other intangibles and investments in equity method affiliates. Intersegment sales are eliminated in combination.

Financial data for business segments and products and services are as follows (in thousands):

	Revenues from External Customers (3)	Revenues from Affiliates (3)(4)	Depreciation	Operating Income	Total Assets	Expenditures for Long-Lived Assets
As of and for the year ended December 31, 2010:
Interstate Pipelines (1)	$463,880	$136,636	$52,121	$269,833	$3,673,555	$102,381
Field Services (2)	291,229	49,454	25,131	156,345	1,801,901	667,697
Reconciling Eliminations	—	(70,399)	—	—	(12,715)	—
Combined	$755,109	$115,691	$77,252	$426,178	$5,462,741	$770,078

As of and for the year ended December 31, 2011:
Interstate Pipelines (1)	$420,619	$131,817	$54,079	$248,456	$3,869,267	$98,365
Field Services (2)	373,352	41,492	37,108	191,548	1,932,433	201,257
Reconciling Eliminations	—	(35,594)	—	—	(6,156)	—
Combined	$793,971	$137,715	$91,187	$440,004	$5,795,544	$299,622

As of and for the year ended December 31, 2012:
Interstate Pipelines (1)	$355,757	$146,381	$56,246	$206,810	$4,052,015	$131,633
Field Services (2)	462,494	39,481	49,952	208,926	2,439,255	51,314
Reconciling Eliminations	—	(51,682)	—	—	(8,897)	—
Combined	$818,251	$134,180	$106,198	$415,736	$6,482,373	$182,947

(1)
Interstate Pipelines recorded equity income of $19.4 million, $20.8 million and $26.0 million in the years ended December 31, 2010, 2011 and 2012, respectively, from its 50% interest in SESH, a jointly-owned pipeline. These amounts are included in Equity in earnings of equity method affiliates under the Other Income (Expense) caption. Interstate Pipelines' investment in SESH was $412.7 million, $409.3 million and $403.8 million as of December 31, 2010, 2011 and 2012, respectively, and is included in Investments in equity method affiliates.

(2)
Field Services recorded equity income of $9.8 million, $9.7 million and $5.3 million for the years ended December 31, 2009, 2010 and 2011, respectively, from its 50% interest in a jointly-owned gas processing plant. These amounts are included in Equity in earnings of equity method affiliates under the Other Income (Expense) caption. Field Services' investment in the jointly-owned gas processing plant was $55.5 million and $63.0 million as of December 31, 2010 and 2011, respectively, and is included in Investments in equity method affiliates.

(3)	Revenues are comprised of gas transportation and processing revenues.

(4)
CenterPoint Midstream revenues from affiliates of CenterPoint Energy accounted for 13%, 15% and 14% of revenues in 2010, 2011 and 2012, respectively. CenterPoint Midstream had no external customers accounting for 10% or more of revenues in periods shown. For further discussion of related party transactions, see Note 8.

(13)    Subsequent Events

CenterPoint Midstream determined there were no events which occurred subsequent to December 31, 2012, which should be disclosed or recognized in the financial statements, except as discussed in Note 1 and below. The evaluation was performed through April 30, 2013, the date the financial statements were issued.

In March 2013, CenterPoint Energy Bakken Crude Services, LLC (CEBCS), CenterPoint Midstream's direct, wholly owned subsidiary, entered into a long-term agreement with XTO Energy Inc. (XTO), a subsidiary of Exxon Mobil Corporation, to provide gathering services for certain of XTO's crude oil production through a new crude oil gathering and transportation pipeline system in North Dakota's liquids-rich Bakken shale. The agreement with XTO was entered into pursuant to the open season announced by CEBCS in February 2013. Under the terms of the agreement, which includes volume commitments, CEBCS will provide service to XTO over a gathering system to be constructed by CEBCS in Dunn and McKenzie counties in North Dakota with a capacity of up to 19,500 barrels per day. CEBCS estimates that the construction of these facilities may cost as much as $125 million.